Exhibit T3A-19

CHC LEASING (IRELAND) LIMITED

Company Number 482905

(the “Company”)

WRITTEN RESOLUTION OF THE SOLE MEMBER PURSUANT TO SECTION 196 OF

THE COMPANIES ACT 2014

We, the undersigned, being the sole member of the Company who, at the date of these resolutions, would be entitled to attend and vote at general meetings of the Company, PASS the following resolutions and agree that the said resolutions shall, for all purposes, be as valid and effective as if the same had been passed by us at a general meeting of the Company duly convened and held.

As Special Resolutions

IT IS RESOLVED that:

1	the Company be re-registered under Section 1285(1)(a) of the Companies Act 2014 in accordance with the provisions thereof under the name CHC Leasing (Ireland) Designated Activity Company as a designated activity company limited by shares;

2	the authorised share capital of the Company shall be €100,000 divided into 100,000 Ordinary Shares of €1.00 each; and

3	the regulations attached hereto and marked for identification purposes with the letter “X” be and are hereby approved and adopted as the Constitution of the Company in substitution for and to the exclusion of the existing Constitution.

Dated: 25th November 2016

THE COMPANIES ACT 2014

DESIGNATED ACTIVITY COMPANY LIMITED BY SHARES

CONSTITUTION

OF

CHC LEASING (IRELAND) DESIGNATED ACTIVITY COMPANY

MEMORANDUM OF ASSOCIATION

Capitalised terms used in this Memorandum of Association shall have the meanings given to those terms in the Articles of Association.

1	COMPANY NAME

1.1	The name of the Company is CHC Leasing (Ireland) Designated Activity Company (the “Company”).

2	COMPANY TYPE

2.1	The Company is a designated activity company limited by shares, that is to say a private company limited by shares registered under part 16 of the Companies Act 2014 (the “Act”).

3	OBJECTS OF THE COMPANY

3.1	The objects for which the Company is established are:

3.1.1	To carry on without limitation the trade, business and activity of the leasing, selling, acquisition, hiring out, Charter, demise, disposal of, holding, operation, and owning (directly or indirectly) of any aircraft or any vehicle which carries persons and navigates through the air and related equipment; and all types of financing in respect of the foregoing.

3.1.2	To carry on any other trade or business by wholesale or retail whether manufacturing or otherwise (except the issuing of policies of insurance) which may seem to the Company capable of being conveniently carried on in connection with the above, or calculated directly or indirectly to enhance the value of or render profitable any of the Company's property or rights.

3.1.3	To acquire and undertake the whole or any part of the business, property and liabilities of any person or company carrying on any business which the Company is authorised to carry on or which is capable of being conducted so as to benefit this Company directly or indirectly or which is possessed of property suitable for the purpose of this Company.

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3.1.4	To amalgamate with any other company.

3.1.5	To apply for, purchase or otherwise acquire any patents, brevets d'invention, licences, trademarks, technology and the like conferring any exclusive or non-exclusive or non-exclusive or limited right to use, or any secret or other information as to any invention or technology which may seem capable of being used, for any of the purposes of the Company or the acquisition of which may seem calculated directly or indirectly to benefit the Company, and to use, exercise, develop, or grant licences in respect or otherwise turn to account, the property, rights or information so acquired.

3.1.6	To enter into partnership or into any arrangement for sharing profits, union of interests, co-operation, joint adventure, reciprocal concession or otherwise with any person or company carrying on or engaged in or about to carry on or engage in any business or transaction which this Company is authorised to carry on or engage in any business or transaction capable of being conducted so as directly or indirectly to benefit this Company.

3.1.7	To subscribe for, take, purchase or otherwise acquire, and to hold shares or other interests in or securities of any company and to sell, hold, re-issue with or without guarantee or otherwise deal with the same.

3.1.8	To enter into any arrangement with any government or authority, supreme, municipal, local or otherwise that may seem conducive to the Company's objects or any of them and to obtain from any such government or authority any rights, privileges and concessions which the company may think it desirable to obtain, and to carry out, exercise and comply with any such arrangements, rights, privileges and concessions.

3.1.9	To establish and maintain or procure the establishing and maintenance of any contributory and non-contributory pension or superannuation funds for the benefit of, and to give or procure the giving of donations, gratuities, pensions, allowances or emoluments to any persons who are or were at any time in the employment or service of the Company or any company which is a subsidiary of the Company or is allied to or associated with the Company or with any such subsidiary, or who are or were at any time Directors or officers of the Company or of any such other company or aforesaid, or any persons in whose welfare the Company or any such other company as aforesaid is or has been at any time interested and the wives, widows, families and dependants of any such persons, and also to establish and subsidise or subscribe to any institutions, associations, clubs or funds calculated to be for the benefit or to advance the interest and well-being of the Company or of any other such company as aforesaid or of any such persons as aforesaid, and to make payments for or towards the insurance of any such persons as aforesaid and to subscribe or guarantee money for charitable or benevolent objects or for any exhibition or for any public, general or useful object, and to do any of the matters aforesaid either alone or in conjunction with any such other company as aforesaid.

3.1.10	To promote any company or companies for the purpose of acquiring all or any of the property and liabilities of this Company or for any other purpose which may seem directly or indirectly calculated to benefit this Company.

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3.1.11	To invest any monies of the Company in such investments and in such manner as may from time to time be determined, and to hold, sell, or deal with such investments and generally to purchase, take on lease or in exchange or otherwise acquire any real and personal property and rights or privileges.

3.1.12	To develop and turn to account any land acquired by the Company or in which it is interested, and in particular by laying out and preparing the same for building purposes, constructing, altering, pulling down, decorating, maintenance, fitting up and improving buildings and conveniences, and by planting, paving, draining, farming cultivating, letting on building lease or building agreement and by advancing money to and entering into contracts and arrangements of all kinds with builders, tenants and others.

3.1.13	To construct, maintain and alter any buildings or works necessary or convenient for any of the purposes of the Company or for the benefit of its employees.

3.1.14	To lend money to such persons or companies either with or without security and upon such terms as may seem expedient, and in particular to customers and others having dealings with the Company.

3.1.15	To guarantee, grant indemnities in respect of, support or secure, whether by personal covenant or by mortgaging or charging all or any part of the undertaking, property and assets (present or future) and uncalled capital of the Company, or all such methods, the performance of the contracts or obligations of and the repayment or payment of the principal amounts of and premiums and interest and dividends on any securities of any person, including (without prejudice to the generality of the foregoing) any company which is for the time being the Company's holding company or a subsidiary or associated company.

3.1.16	To borrow or raise or secure the payment of money in such manner as the Company shall think fit, and in particular by the issue of debentures or debenture stock, perpetual or otherwise, charged upon all or any of the Company's property, both present and future, including its uncalled capital, and to purchase, redeem or pay off any such securities.

3.1.17	As an object of the Company and as a pursuit in itself or otherwise and whether for the purpose of making a profit or avoiding a loss or managing a currency or interest rate exposure or any other exposure or for any other purpose whatsoever, to engage in currency exchange, interest rate and commodity transactions, derivative transactions and any other financial or other transactions of whatever nature in any manner and on any terms and for any purposes whatsoever, including, without prejudice to the generality of the foregoing, any transaction for the purpose of, or capable of being for the purposes of, avoiding, reducing, minimising, hedging against or otherwise managing the risk of any loss, cost, expense, or liability arising, or which may arise, directly or indirectly, from a change or changes in any interest rate or currency exchange rate or in the price or value of any property, asset, commodity, index or liability or from any other risk or factor affecting the Company’s business, including but not limited to dealings whether involving purchases, sales or otherwise in foreign currency, spot and/or forward rate exchange contracts, futures, options, forward rate agreements, swaps, caps, floors, collars and any such other foreign exchange or interest rate or commodity or other hedging arrangements and such other instruments as are similar to, or derived from, any of the foregoing.

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3.1.18	To remunerate any person or company for services rendered or to be rendered in placing or assisting to place or guaranteeing the placing of any of the shares in the Company's capital or any debentures, debenture stock or other securities of the Company or in or about the formation or promotion of the Company or the conduct of its business.

3.1.19	To draw, make, accept, endorse, discount, execute and issue promissory notes, bills of exchange, bills of lading, warrants, debentures, letters of credit and other negotiable or transferable instruments.

3.1.20	To undertake and execute any trusts the undertaking whereof may seem desirable, whether either gratuitously or otherwise.

3.1.21	To sell or dispose of the undertaking of the Company or any part thereof for such consideration as the Company may think fit, and in particular for shares, debentures, or securities of any other company having objects altogether or in part similar to those of this Company.

3.1.22	To adopt such means of making known the products of the Company as may seem expedient, and in particular by advertising in the press, by circulars, by purchase and exhibition of works of art or interest, by publication of books and periodicals, and by granting prizes, rewards and donations.

3.1.23	To obtain any provisional Order or Act of the Oireachtas for enabling the Company to carry any of its objects into effect or for effecting any modification of the Company's constitution or for any other purpose which may seem expedient, and to oppose any proceedings or application which may seem calculated directly or indirectly to prejudice the Company’s interests.

3.1.24	To procure the Company to be registered or recognised in any country or place.

3.1.25	To sell, improve, manage, develop, exchange, lease, mortgage, enfranchise, dispose of, turn to account or otherwise deal with all or any part of the property undertaking, rights or assets of the Company and for such consideration as the Company might think fit.

3.1.26	To promote freedom of contract and to resist, insure against, counteract and discourage interference therewith, to join any lawful Federation, Union or Association, or do any other lawful act or thing with a view to preventing or resisting directly or indirectly any interruption of or interference with the Company's or any other trade or business, or providing or safeguarding against the same, or resisting or opposing any strike movement or organisation which may be thought detrimental to the interests of the Company or its employees, and to subscribe to any association or fund for any such purposes.

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3.1.27	To do all or any of the above things in any part of the world as principals, agents, contractors, trustees, or otherwise and by or through trustees, agents or otherwise and either alone or in conjunction with others.

3.1.28	To distribute any of the property of the Company in specie among the members or any proceeds of sale or disposal of any property of the Company but so that no distribution amounting to a reduction in capital be made except with the sanction (if any for the time being) required by law.

3.1.29	To employ the funds of the Company in the development and expansion of the business of the Company and all or any of its subsidiary or associated companies and in any other company whether now existing or hereafter to be formed and in engaged in any like business of the company or any of its subsidiary or associated companies or of any other industry ancillary thereto or which can conveniently be carried on in connection therewith.

3.1.30	To do all such other things as the Company may think incidental or conducive to the attainment of the above objects or any of them.

NOTE: The words "company" in this Clause (except where it refers to this Company) shall be deemed to include any partnership or other body of persons, whether incorporated or not incorporated and whether domiciled in the Republic of Ireland, Northern Ireland, Great Britain or elsewhere, and the intention is that the objects specified in each paragraph of this clause, shall, except where otherwise expressed in such paragraph, be in no way limited or restricted by reference to or inference from, the terms of any other paragraph.

4	LIMITED LIABILITY

4.1	The liability of the members is limited.

5	AUTHORISED SHARE CAPITAL

5.1	The share capital of the Company is €100,000 divided into 100,000 ordinary shares of €1 each.

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ARTICLES OF ASSOCIATION

1	PRELIMINARY

5.2	Definitions

In these Articles:

“Act” means the Companies Act 2014;

“Articles” means these articles of association;

“Board” means board of directors for the time being of the Company;

“Company” means the Company, the name of which appears in the heading of this Constitution;

“Constitution” means the Memorandum and the Articles;

“Directors” means the directors for the time being of the Company or the directors present at a meeting of the Board and includes any person occupying the position of director by whatever name called;

“Member” means a member of the Company;

“Memorandum” means the memorandum of association of the Company;

“Optional Provision” means a provision of any of parts 1 to 14 or part 16 of the Act (together with any statutory modification thereof in force at the date on which these Articles become binding on the Company) that applies to designated activity companies limited by shares and that:

(a)	contains a statement to the effect, or is governed by provision elsewhere to the effect, that the provision applies save to the extent that the constitution provides otherwise or unless the constitution states otherwise; or

(b)	is otherwise of such import;

“Secretary” means any person appointed to perform the duties of the secretary of the Company, and shall include any temporary, assistant or acting secretary;

“Seal” means the common seal of the Company; and

“year” means a calendar year.

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5.3	The Optional Provisions shall apply to the Company save for where they are modified or excluded by these Articles as set out in the table to this Article 5.3:

CORRESPONDING PROVISION OF THESE ARTICLES (IF ANY)	OPTIONAL PROVISION OF THE ACT

Article 6.2 – modified	Section 69(1) (related to allotment of shares)

Article 6.3 – dis-applied	Section 69(6) (related to allotment of shares)

Article 6.4 – modified	Section 80 (Lien on shares)

Article 10.3 – dis-applied	Section 144(3) (casual vacancy and additional director)

Article 11.1 – dis-applied	Section 165(1) (appointment of alternate director)

Article 11.2 – dis-applied	Section 165(2) (multiple person as alternate director)

5.4	The Company shall not:

5.4.1	make:

(A)	any invitation to the public to subscribe for; or

(B)	any offer to the public of, any shares, debentures or other securities of the Company; or

5.4.2	allot, or agree to allot, (whether for cash or otherwise) any shares in or debentures of the Company with a view to all or any of those shares or debentures being offered for sale to the public or being the subject of an invitation to the public to subscribe for them and section 981 of the Act shall apply to the Company.

6	SHARE CAPITAL

6.1	The share capital of the Company is €100,000 divided into 100,000 ordinary shares of 1 each.

6.2	The Directors are authorised to allot shares within the meaning of section 69 (1) of the Act generally and unconditionally up to an amount equal to the authorised share capital of the Company.

6.3	The Directors may allot such equity securities pursuant to the authority contained in Article 6.2 as if section 69(6) of the Act did not apply to the allotment.

6.4	The lien conferred by section 80 of the Act shall attach to fully paid shares and to all shares registered in the name of any person indebted or under liability to the Company, whether he shall be the sole registered holder of those shares or shall be one of several joint holders. The costs, charges and expenses of enforcing the Company's lien in respect of any shares or share shall be a first charge on the proceeds of sale of those shares.

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6.5	The business of the Company shall be managed by its Directors who may pay all expenses incurred in promoting and registering the Company and may exercise all of the powers of the Company to borrow money, and to mortgage or charge its undertaking, property and uncalled capital, or any part thereof.

6.6	The Directors of the Company may delegate any of their powers to such person or persons as they think fit.

6.7	The Company may purchase its own shares, including any redeemable shares in accordance with section 105 of the Act.

7	TRANSFER OF SHARES

7.1	Subject to the provisions contained in section 94 of the Act:

7.1.1	The instrument of transfer of any shares shall be executed by or on behalf of the transferor, save that if the share concerned (or one or more of the shares concerned) is not fully paid, the instrument shall be executed by or on behalf of the transferor and the transferee.

7.1.2	A Member may transfer all or any of his shares in the Company by instrument in writing in any usual or common form or any other form which the Directors approve.

7.1.3	The transferor shall be deemed to remain the holder of the shares until the name of the transferee is entered in the register in respect thereof.

7.1.4	The Company shall not register a transfer of shares or debentures until a proper instrument of transfer is delivered to the Company. This shall not prejudice any power of the Company to register as shareholder or debenture holder any person to whom the right to any shares in, or debentures of the company, has been transmitted by operation of law.

7.1.5	A transfer of the share or other interest of a deceased member of the Company made by his or her personal representative shall, although the personal representative is not himself or herself a member of the Company, be as valid as if the personal representative had been such a member at the time of the execution of the instrument of transfer.

7.2	Subject to the provisions of Articles 7.3 and 7.4 below, the Directors of the Company may, in their absolute discretion and without assigning any reason for doing so, decline to register the transfer of any share in the Company and the provisions contained in section 95 of the Act shall apply to the Company.

7.3	Notwithstanding anything contained in these Articles, the Directors shall not decline to register any transfer of shares nor may they suspend registration thereof where such transfer is executed by any bank or institution to whom such shares have been mortgaged or charges by way of security or by any nominee of such a bank or institution, pursuant to the power of sale under such security (a “Secured Institution”), and a certificate by any official of such Secured Institution that the shares were so mortgaged or charges and the transfer was so executed shall be conclusive evidence of such facts.

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7.4	Notwithstanding anything to the contrary contained in these Articles or in any other agreement between the shareholders or any of them, no transferor or proposed transferor of any of shares in the Company to a Secured Institution to whom such shares have been mortgaged or charges shall be required ti offer the shares to the shareholders for the time being of the Company or any of them and no such shareholder shall have the right under these Articles or otherwise to require such shares to be transferred to them whether for consideration or not.

7.5	No resolution shall be proposed or passed the effect of which would be to delete or amend Articles 7.3 and or 7.4 unless the prior written consent of any Secured Institution which holds a mortgage or charge over any shares in the capital of the Company is given.

7.6	The transmission of shares in the Company in accordance with the provisions contained in section 96 of the Act and, in the case of mergers, section 97 of the Act shall apply to the Company.

7.7	The Company shall, within two months after the date:

7.7.1	of allotment of any of its shares or debentures; or

7.7.2	on which a transfer of any such shares or debentures is lodged with the company,

complete and have ready for delivery the certificates of all shares and debentures allotted or, as the case may be, transferred, unless the conditions of issue of the shares or debentures otherwise provide and the provisions of section 99 of the Act shall apply to the Company.

8	GENERAL MEETINGS

8.1	Annual general meetings and extraordinary general meetings of the Company may be held inside or outside the State and the provisions contained in section 176 of the Act shall apply to the Company.

8.2	If the Company holds an annual general meeting or an extraordinary general meeting outside the State, then, unless all of the Members entitled to attend and vote at such a meeting consent in writing to its being held outside of the State, the Company must make at the Company’s expense, all necessary arrangements to ensure that Members can by technological means participate in any such meeting without leaving the State.

8.3	A general meeting may be held in two or more venues (whether inside or outside the State) at the same time using any technology that provides Members, as a whole, with a reasonable opportunity to participate.

8.4	A meeting of the Company, other than an adjourned meeting, shall be called:

8.4.1	in the case of the annual general meeting or an extraordinary general meeting for the passing of a special resolution, by not less than 21 days’ notice; and

8.4.2	in the case of any other extraordinary general meeting, by not less than 7 days’ notice.

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8.5	A meeting of the Company can be called at shorter notice than specified in the immediately preceding article if so agreed by all of the Members entitled to attend and vote at the meeting and the statutory auditors of the Company unless no statutory auditors of the Company stand appointed in consequence of the company availing itself of the audit exemption under section 360 or 365 of the Act.

8.6	This Constitution permits the service of notices, documents and any other form of communication on the Members by electronic means and in accordance with the provisions contained in section 218 of the Act and section 218(5) of the Act shall apply to the Company.

8.7	No business shall be transacted at any general meeting of the Company unless a quorum of Members is present at the time when the meeting proceeds to business. Save as provided by Article 9, two Members present in person or by proxy at a general meeting shall be a quorum.

8.8	Any Member of the Company entitled to attend and vote at a meeting of the Company shall be entitled to appoint one or more persons (whether a Member or not) as his proxy to attend and vote instead of him and the provisions contained in section 183 shall apply to the Company.

9	SINGLE MEMBER COMPANY PROVISIONS

9.1	If and for as long as the Company is or becomes a single member company:

9.1.1	the provisions contained in section 196 of the Act shall apply;

9.1.2	it may dispense with the holding of an annual general meeting in accordance with sections 175(3) and 175(4) of the Act;

9.1.3	one Member of the Company present in person or by proxy at a general meeting of it shall be a quorum and the provisions of section 182(5) of the Act shall apply; and

9.1.4	the sole Member may appoint a person to be a Director at any time by serving notice in writing to the Company.

10	DIRECTORS

10.1	The Company shall have at least two Directors.

10.2	The first Directors of the Company shall be those persons determined in writing by the subscribers of the constitution or a majority of them.

10.3	A Director appointed to fill a casual vacancy or as an addition to the existing Directors shall not be required to retire from office at the annual general meeting next following his appointment and section 144(3)(c) of the Act shall not apply to the Company.

10.4	Directors are not required to hold a share qualification and shall be entitled to attend, speak and receive notice of general meetings in accordance with section 180 of the Act.

10.5	The Company may remove a Director by ordinary resolution before the end of his period in office in accordance with the provisions of section 146 of the Act.

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10.6	The office of director shall be vacated if the Director:

10.6.1	is adjudicated bankrupt or being a bankrupt has not obtained a certificate of discharge in the relevant jurisdiction;

10.6.2	becomes or is deemed to be subject to a disqualification order within the meaning of chapter 4 of part 14 of the Act;

10.6.3	the Director resigns his or her office by notice in writing to the Company;

10.6.4	the health of the Director is such that he or she can no longer be reasonably regarded as possessing an adequate decision making capacity;

10.6.5	a declaration of restriction is made in relation to the Director and the Directors, at any time during the currency of the declaration, resolve that his or her office be vacated;

10.6.6	the Director is convicted of an indictable offence (reference to a term of imprisonment includes a reference to such a term that is suspended);

10.6.7	the Director is for more than 6 months absent, without the permission of the Directors, from meetings of the Directors held during that period.

10.7	The directors shall not be required to retire by rotation.

11	ALTERNATE DIRECTORS, MANAGING DIRECTOR AND EXECUTVE DIRECTORS

11.1	A Director may from time to time appoint any other Director of the Company or any other person to be his alternate director without the approval of a majority of the Directors and section 165(1) of the Act shall not apply to the Company.

11.2	Directors may have multiple persons appointed as their alternate at any one time. Persons appointed as alternate directors may be appointed to different directors at any one time and section 165(2) of the Act shall not apply to the Company.

11.3	An alternate director shall be entitled to notice of, attend and vote at meetings such as a Director but shall not be entitled to remuneration otherwise than out of the directors’ remuneration who appointed him as his alternate.

11.4	An appointment of an alternate shall come into effect when the appointing director gives notice in writing to the Company. The appointment can be revoked at any time by giving notice in writing to the Company by the appointing director or by a majority of the other directors or by the Company at a general meeting.

11.5	The Directors may from time to time appoint one or more of themselves to the office of managing director (by whatever name called) for such period and on such terms as to remuneration and otherwise as they see fit and the provisions contained in section 159 of the Act shall apply to the Company.

11.6	The Directors from time to time appoint any person (not being a director) to the office of “Executive Director” for such period and on such terms as they think fit and fix and determine and vary his duties, powers and functions. The Directors may revoke such appointment, but without prejudice to any claim the Executive Director may have for damages for breach of any contract of service between him and the Company. An Executive Director shall not be a member of the Board or of any committee of Directors, he shall not attend meetings of directors except on the invitation of the Board and he shall not be entitled to vote at such meetings.

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12	PROCEEDINGS AND INTERESTS OF DIRECTORS

12.1	The quorum necessary for the transaction of the business of the Directors shall be two Directors.

12.2	A Director may vote in respect of any contract, appointment or arrangement in which he is interested, and he shall be counted in the quorum present at the meeting.

12.3	The Directors of a company may exercise the voting powers conferred by the shares of any other company held or owned by the Company in such manner in all respects as they think fit and, in particular, they may exercise the voting powers in favour of any resolution appointing the directors or any of them as directors or officers of such other company, or, providing for the payment of remuneration or pensions to the Directors or officers of such other company and section 161(9) of the Act shall apply to the Company.

12.4	Any Director or member of a committee of the Board may participate in a meeting of the Directors or such committee by means of conference telephone or other means of telephonic, video or other electronic communications whereby all the persons participating in the meeting can speak and hear each other. Any Director or member of a committee participating in such a meeting will be deemed to be present in person and shall be entitled to vote and be counted in a quorum. Such a meeting shall be deemed to take place where the largest group of those participating in the conference is assembled. If there is no such group, where the chairperson of the meeting then is or in such location as the meeting itself decides.

12.5	A resolution in writing signed by all of the directors of the Company, or by all of the members of a committee of them, and who are for the time being entitled to receive notice of a meeting of the directors or, as the case may be, of such a committee, shall be as valid as if it had been passed at a meeting of the Directors or such a committee duly convened and held.

12.6	The resolution referred to in the immediately preceding article may consist of several documents in like form each signed by one or more directors and for all purposes shall take effect from the time that it is signed by the last Director.

12.7	The Company shall cause minutes to be entered in the books kept for that purpose of:

12.7.1	all appointments of officers made by its Directors;

12.7.2	the names of the Directors present at each meeting of its Directors and of any committee of the Directors; and

12.7.3	all resolutions and proceedings at all meetings of its Directors and of committees of Directors.

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12.8	A Director is expressly permitted (for the purposes of section 228(1)(d) of the Act) to use vehicles, telephones, computers, accommodation and any other Company property where such use is approved by the Board or by a person so authorised by the Board or where such use is in accordance with a Director's terms of employment, letter of appointment or other contract or in the course of the discharge of the Director's duties or responsibilities or in the course of the discharge of a Directors employment.

13	THE COMPANY SECRETARY

13.1	If the Secretary of the Company is unable to act for whatever reason, anything that is required to be done by the Secretary may be done by an assistant or deputy secretary or, if there is no assistant or deputy secretary capable of acting, by or to any officer of the company authorised generally or specifically to act in that behalf by the Directors.

13.2	The Directors of the Company shall have a duty to ensure that the person appointed as Secretary has the skills or resources necessary to discharge his statutory duty and other duties.

13.3	The case to which the immediately preceding Article applies includes the case of an appointment of one of the Directors of the Company as Secretary.

14	ACCOUNTS

14.1	The Company shall keep adequate accounting records that contain:

14.1.1	day to day entries of all sums of money received and expended by the company and the matters in respect of which the receipt and expenditure takes place;

14.1.2	a record of the assets and liabilities of the Company;

14.1.3	a record of all transactions whereby goods are purchased and whereby goods are sold, showing the goods and the sellers and buyers (except buyers of goods in ordinary retail trade) in sufficient detail to enable the goods and the sellers and buyers to be identified and a record of all the invoices relating to such purchases and sales;

14.1.4	statements of stock held by the Company at the end of each financial year and all records of stockholdings form which any such statement of stock has been or is to be prepared; and

14.1.5	a record of all transactions whereby services are provided and whereby services are purchased and of all invoices relating thereto.

14.2	Adequate records of accounting shall be deemed to be kept if they comply with section 282(1) of the Act and Article 14.1.

14.3	The accounting records of the Company shall be kept at the registered office or at such other place as the directors think fit and the provisions in section 283(2) of the Act shall apply to the Company.

15	THE COMPANY SEAL

15.1	The Seal shall be used only by the authority of the Directors, or of a committee of the Directors authorised by the Directors in that behalf.

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15.2	Any instrument to which the Seal shall be affixed shall be:

15.2.1	signed by a Director of it or by some other person appointed for the purpose by its Directors or by a foregoing committee of them; and

15.2.2	be countersigned by the Secretary or by a second Director or by some other person appointed for the purpose by the Directors or by a foregoing committee of them.

15.3	If a registered person has been authorised by the Company under section 39(1) of the Act, the Seal may be used by such person and any instrument to which the Company’s Seal shall be affixed when it is used by the registered person shall be signed by that person and countersigned by:

15.3.1	the Secretary; or

15.3.2	a Director; or

15.3.3	by some other person appointed for the purpose by the Directors or a committee of the Directors authorised by the Directors in that behalf.

15.4	The Company may have for use abroad an official seal which shall resemble the Seal with the addition on its face of the name of every place abroad where it is to be used.

16	INDEMNITY

16.1	Subject to the provisions of the Act, every officer of the Company shall be indemnified out of the assets of the Company against:

16.1.1	any liability incurred by him or her in defending any proceedings, whether civil or criminal, in relation to his or her acts while acting in such capacity which judgment is given in their favour or in which he or she is acquitted, or in connection with any application under sections 233 or 234 of the Act in which relief is granted to him or her by the Court; and

16.1.2	all losses that he or she may sustain or incur in or about the execution of the duties of his or her office or otherwise in relation thereto and no officer shall be liable for any loss, damage or misfortune which may happen to or be incurred by the Company in the execution of the duties of his or her office or in relation to his office.

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